Exhibit 99.3

PRESS RELEASE

PacWest Bancorp	CU Bancorp
9701 Wilshire Boulevard, Suite 700	818 W. 7th Street, Suite 220
Beverly Hills, CA 90212	Los Angeles, CA 90017

Contacts:	Contacts:
Matthew P. Wagner	David I. Rainer
Chief Executive Officer	Chairman and Chief Executive Officer
(310) 887-8520	(213) 430-7070

Don Destino
Executive Vice President,
Corporate Development and Investor Relations
(310) 887-8521

FOR IMMEDIATE RELEASE	April 6, 2017

PACWEST BANCORP AND CU BANCORP AGREE TO MERGE

—— CU Bancorp Shareholders Will Receive at Closing 0.5308 Shares of PacWest Common Stock and
 $12.00 in Cash for Each Share of CU Bancorp—

— Transaction Valued at Approximately $705 Million—

LOS ANGELES, CA, April 6, 2017—PacWest Bancorp (Nasdaq: PACW) (“PacWest”) and CU Bancorp (Nasdaq: CUNB)(“CU Bancorp”) today announced the signing of a definitive agreement and plan of merger (the “Agreement”) whereby PacWest will acquire CU Bancorp in a transaction valued at approximately $705 million.

CU Bancorp, headquartered in Los Angeles, CA, is the parent of California United Bank, a California state-chartered non-member bank, with approximately $3.0 billion in assets and nine branches located in Los Angeles, Orange, Ventura and San Bernardino counties at December 31, 2016. In connection with the transaction, California United Bank will be merged into Pacific Western Bank, the principal operating subsidiary of PacWest Bancorp.

The transaction, which was approved by the PacWest and CU Bancorp boards of directors, is expected to close in the fourth quarter of 2017 and is subject to customary closing conditions, including obtaining approval by CU Bancorp’s shareholders and bank regulatory authorities.

As of December 31, 2016, on a pro forma consolidated basis, the combined company would have approximately $25.0 billion in assets and 87 branches, prior to contemplated consolidations.

Under terms of the Agreement, CU Bancorp shareholders will receive 0.5308 shares of PacWest common stock and $12.00 in cash for each share of CU Bancorp. Based on PacWest’s April 5, 2017 closing price of $51.72, the total value of the merger consideration is $39.45 per CU Bancorp share. The transaction is intended to qualify as a tax-free reorganization for U.S. federal income tax purposes and CU Bancorp shareholders are not expected to recognize gain or loss to the extent of the stock consideration received.

Matt Wagner, CEO of PacWest Bancorp, commented, “We have long admired the Southern California franchise the CU Bancorp team has built over the years. We are confident the partnership announced today will create value for both PacWest and CU Bancorp shareholders.”

David Rainer, Chairman and CEO of CU Bancorp, remarked, “We believe merging with PacWest, one of the top-performing banks in the United States with demonstrated integration experience, provides the best path toward long-term value creation for our shareholders.  The shared community banking philosophies and core technology platforms will ensure a seamless transition for our loyal and valued clients.”

In connection with the announcement of this transaction, an investor presentation will be filed with the SEC and is available on the websites of both PacWest and CU Bancorp. Keefe, Bruyette & Woods acted as financial advisor to CU Bancorp and delivered a fairness opinion to its Board of Directors. Manatt, Phelps & Philips, LLP served as legal counsel to CU Bancorp. Sandler O’Neill + Partners, LP acted as financial advisor to PacWest. Sullivan & Cromwell LLP served as legal counsel to PacWest.

ABOUT PACWEST

PacWest Bancorp (“PacWest”) is a bank holding company with over $21 billion in assets with one wholly-owned banking subsidiary, Pacific Western Bank (“Pacific Western”).  Pacific Western has 74 full-service branches located throughout the state of California and one branch in Durham, North Carolina.  Pacific Western provides commercial banking services, including real estate, construction, and commercial loans, and comprehensive deposit and treasury management services to small and medium-sized businesses. Pacific Western offers additional products and services under the brands of its business divisions, CapitalSource and Square 1 Bank.  The CapitalSource Division provides cash flow, asset-based, equipment and real estate loans, as well as treasury management services to middle market businesses on a national basis. The Square 1 Bank Division offers a comprehensive suite of financial services focused on entrepreneurial businesses and their venture capital and private equity investors, with offices located in all key innovative hubs across the United States. For more information about PacWest, visit www.pacwestbancorp.com, or to learn more about Pacific Western Bank, visit www.pacificwesternbank.com,

ABOUT CU BANCORP

CU Bancorp is the parent of California United Bank. Founded in 2005, California United Bank provides a full range of financial services, including credit and deposit products, cash management, and internet banking to businesses, non-profits, entrepreneurs, professionals and investors throughout Southern California from its headquarters office in Downtown Los Angeles and additional full-service offices in the San Fernando Valley, the Santa Clarita Valley, the Conejo Valley, Los Angeles, South Bay, Orange County and the Inland Empire. California United Bank is an SBA Preferred Lender. To view CU Bancorp’s most recent financial information, please visit the Investor Relations section of the Company’s Website at www.cubancorp.com. Information on products and services may be obtained by calling 818-257-7700 or visiting California United Bank’s Website at www.cunb.com.

FORWARD-LOOKING STATEMENTS

This communication contains certain forward-looking information about PacWest, CU Bancorp, and the combined company after the close of the transaction that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All

statements other than statements of historical fact are forward-looking statements. Such statements involve inherent risks, uncertainties, and contingencies, many of which are difficult to predict and are generally beyond the control of PacWest, CU Bancorp and the combined company. We caution readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. In addition to factors previously disclosed in reports filed by PacWest and CU Bancorp with the Securities and Exchange Commission (“SEC”), risks and uncertainties for each institution and the combined institution include, but are not limited to: lower than expected revenues; credit quality deterioration or a reduction in real estate values could cause an increase in the provision for credit losses and allowance for credit losses and a reduction in net earnings; increased competitive pressure among depository institutions; the ability to complete the proposed transaction, including by obtaining regulatory approvals and approval by the shareholders of CU Bancorp, or any future transaction, successfully integrate such acquired entities, or achieve expected beneficial synergies and/or operating efficiencies, in each case within expected time-frames or at all; regulatory approvals may not be received on expected timeframes or at all; the possibility that personnel changes/retention will not proceed as planned; the possibility that a change in the interest rate environment may reduce net interest margins; higher than anticipated operating expenses; the effectiveness of our risk management framework; asset/liability re-pricing risks and liquidity risks; the costs and effects of legal, compliance, and regulatory actions, changes and developments, including the impact of adverse judgments or settlements in litigation, the initiation and resolution of regulatory or other governmental inquiries or investigations, and/or the results of regulatory examinations or reviews; general economic conditions, either nationally or in the market areas in which the entities operate or anticipate doing business, are less favorable than expected; and other risk factors described in documents filed by PacWest and CU Bancorp with the SEC.

All forward-looking statements included in this communication are based on information available at the time of the communication. Pro forma, projected and estimated numbers are used for illustrative purposes only and are not forecasts, and actual results may differ materially.

We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise except as required by law.

ADDITIONAL INFORMATION ABOUT THE PROPOSED TRANSACTION AND WHERE TO FIND IT

Investors and security holders are urged to carefully review and consider each of PacWest’s and CU Bancorp’s public filings with the SEC, including but not limited to their Annual Reports on Form 10-K, their proxy statements, their Current Reports on Form 8-K and their Quarterly Reports on Form 10-Q. The documents filed by PacWest with the SEC may be obtained free of charge at PacWest’s website at www.pacwestbancorp.com or at the SEC’s website at www.sec.gov. These documents may also be obtained free of charge from PacWest by requesting them in writing to PacWest Bancorp, 9701 Wilshire Boulevard, Suite 700, Beverly Hills, CA 90212; Attention: Investor Relations, by submitting an email request to investor-relations@pacwestbancorp.com or by telephone at (310) 887-8521.

The documents filed by CU Bancorp with the SEC may be obtained free of charge at CU Bancorp’s website at www.cubancorp.com or at the SEC’s website at www.sec.gov. These documents may also be obtained free of charge from CU Bancorp by requesting them in writing to California United Bancorp, 818 W. 7th Street, Suite 220, Los Angeles, CA 90017; Attention: Investor Relations, or by telephone at 818-257-7700.

PacWest intends to file a registration statement with the SEC which will include a proxy statement of CU Bancorp and a prospectus of PacWest, and each party will file other documents regarding the proposed transaction with the SEC. Before making any voting or investment decision, investors and security holders of CU Bancorp are urged to carefully read the entire registration statement and proxy statement/prospectus, when they become available, as well as any amendments or supplements to these documents, because they will contain important information about the proposed transaction. A definitive proxy statement/prospectus will be sent to the shareholders of CU Bancorp seeking any required shareholder approvals. Investors and security holders will be able to obtain the registration statement and the proxy statement/prospectus free of charge from the SEC’s website or from PacWest or CU Bancorp by writing to the addresses provided for each company set forth in the paragraphs above.

PacWest, CU Bancorp, their directors, executive officers and certain other persons may be deemed to be participants in the solicitation of proxies from CU Bancorp shareholders in favor of the approval of the transaction. Information about the directors and executive officers of PacWest and their ownership of PacWest common stock is set forth in the proxy statement for PacWest’s 2017 annual meeting of stockholders, as previously filed with the SEC. Information about the directors and executive officers of CU Bancorp and their ownership of CU Bancorp common shares is set forth in the proxy statement for CU Bancorp’s 2016 annual meeting of shareholders, as previously filed with the SEC. Shareholders may obtain additional information regarding the interests of such participants by reading the registration statement and the proxy statement/prospectus when they become available.